EXHIBIT 10.4
September 24, 2008
Jimmy Duan
[Address]
Dear Jimmy:
I am pleased to offer you the position of Senior Vice President, Mid-Market Business, reporting to Leslie Stretch, President and Chief Executive Officer.
Your starting salary will be $230,000.00 per year, which equals $19,167.00 per month, subject to periodic review. In addition, you will be eligible to participate in an annual executive incentive compensation plan of 55% of your base salary which may be over or under achieved based upon Company performance and your ability to meet your objectives under the plan. Additionally, you will be paid a one-time sign-on bonus of $30,000.00 which will be paid in the first payroll cycle after your start date if you commence your employment with Callidus by no later than October 6, 2008. As a further incentive, we will recommend to the Board of Directors (or an applicable Subcommittee) that you be granted an non-qualified option to purchase 200,000 shares of Callidus Software Inc. common stock subject to the terms and conditions of the Company’s stock plan, and the Company’s policies and procedures. Such Option shall be granted effective as of the last business day of the month in which you commence your employment with the Company (“Grant Date”) and shall vest over a period of four (4) years with 25% of the shares vesting one (1) year after the Grant Date and the remaining 75% of the shares vesting in equal monthly installments thereafter over the remaining three (3) years, subject to your continued employment with the Company. In addition, we will recommend to the Board of Directors that you be awarded 35,000 shares of restricted stock units, subject to the terms and conditions of the Company’s stock plan and the Company’s policies and procedures. Such RSU shall be awarded effective on the last business day of the month in which you commence employment (the “Award Date”) and such RSU shall vest over a period of three (3) years with 33.33% of the shares vesting one (1) year after the Award Date and the remaining 66.67% of the shares vesting in standard quarterly installments over the remaining two (2) years thereafter subject to your continued employment with the Company.
As a new member of executive management, we will also recommend to the Board that you be classified as a Section 16 officer of Callidus, and that you should therefore be granted benefits in connection with a corporate change of control and indemnification in the case of litigation. Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You will need to execute and return these agreements to me for them to become effective.
As a regular, full-time employee, you are eligible to participate in Callidus’ benefits programs, including medical, vision, and dental insurance, and 401(k) and ESPP plans, as set forth in our Callidus Benefits Guidebook. Our standard policy requires that you have a reasonably clean driving record and credit history and that we successfully complete a background check. This offer is also contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”).
The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause.

Offer Letter – Senior Vice President Mid-Market Business
Jimmy Duan

By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a 7- month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights.
Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
For purposes of federal immigration law, you will be required to provide to Callidus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Callidus, or our employment relationship with you may be terminated for cause. The Company’s standard policy also requires that you participate in our direct deposit payroll program.
Jimmy, on behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original along with the signed Invention Agreement to Paul Katawicz, Senior Corporate Counsel via the enclosed Federal Express envelope or otherwise to: Callidus Software, Attn: Paul Katawicz, Senior Corporate Counsel, 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113, not later than September 26, 2008 at 5:00 p.m. PST.
We look forward to working with you at Callidus Software. If you have any questions regarding any points in this letter please feel free to contact me. Welcome aboard!
Sincerely,
/s/ Leslie Stretch
Leslie Stretch
President and Chief Executive Officer
Callidus Software Inc.
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Jimmy Duan	10/1/2008
Signature of Jimmy Duan	Date

I agree to start work for Callidus Software on:	10/6/2008
Start Date